CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Global Medium-Term Notes, Series A	$9,115,000	$1,059.16

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Pricing Supplement dated April 17, 2015

(To the Prospectus dated July 19, 2013,

the Prospectus Supplement dated July 19, 2013,

the Prospectus Addendum dated February 3, 2015

and the Index Supplement dated July 19, 2013)

Filed Pursuant to Rule 424(b)(2) Registration No. 333-190038

$9,115,000 Callable Contingent Payment Notes due April 20, 2017 Linked to the Lesser Performing Index of the FTSE® 100 Index and the DAX® Index Global Medium-Term Notes, Series A

Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Initial Valuation Date:	April 17, 2015

Issue Date:	April 22, 2015

Final Valuation Date:*	April 17, 2017

Maturity Date:*	April 20, 2017

Reference Assets:	The FTSE® 100 Index (the “FTSE 100 Index”) and the DAX® Index (the “DAX Index”)

Reference Asset	Bloomberg Ticker	Initial Level	Barrier Level	Coupon Barrier Level
FTSE 100 Index	UKX <Index>	6,994.63	4,546.51	4,546.51
DAX Index	DAX<Index>	11,688.70	7,597.66	7,597.66

The FTSE 100 Index and the DAX Index are each referred to in this pricing supplement as an “Index” and collectively as the “Indices”.

Payment at Maturity:

If you hold your Notes to maturity, and if your Notes are not early redeemed by us pursuant to the “Early Redemption at the Option of the Issuer” provisions described below, you will receive (subject to our credit risk) on the Maturity Date, in addition to any Contingent Coupon that may be payable on such date, a payment per $1,000 principal amount Note that you hold determined as follows:

•       If the Final Level of the Lesser Performing Index is greater than or equal to its Barrier Level, $1,000 per $1,000 principal amount Note that you hold.

•       If the Final Level of the Lesser Performing Index is less than its Barrier Level, an amount per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 × Index Return of the Lesser Performing Index]

If your Notes are not redeemed by us prior to maturity, and if the Final Level of the Lesser Performing Index is less than its Barrier Level, your Notes will be fully exposed to any such decline and you will lose some or all of your investment in the Notes. The payment at maturity will be based solely on the Index Return of the Lesser Performing Index and the performance of the other Index will not be taken into account for purposes of calculating any payment at maturity on the Notes.

Any payment on the Notes, including any Contingent Coupons and any payment at maturity, is not guaranteed by any third party and is subject to both the creditworthiness of the Issuer and to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (or any other resolution measure) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes. See “Consent to UK Bail-In Powers” and “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in the accompanying prospectus addendum.

Consent to U.K. Bail-In Power	By acquiring the Notes, you acknowledge, agree to be bound by, and consent to the exercise of, any U.K. Bail-In Power. See “Consent to Bail-In Power” on page PS-4 of this pricing supplement.

[Terms of the Notes Continue on the Next Page]

	Initial Issue Price(1)	Price to Public	Agent’s Commission(2)	Proceeds to Barclays Bank PLC
Per Note	$1,000	100%	1.25%	98.75%
Total	$9,115,000	$9,115,000	$113,937.50	$9,001,062.50

(1)	Our estimated value of the Notes on the Initial Valuation Date, based on our internal pricing models, is $981.30 per Note. The estimated value is less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page PS-4 of this pricing supplement.
(2)	Barclays Capital Inc. will receive commissions from the Issuer equal to 1.25% of the principal amount of the notes, or $12.50 per $1,000 principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers.

One or more of our affiliates may purchase up to 15% of the aggregate principal amount of the Notes and hold such Notes for investment for a period of at least 30 days. Accordingly, the total principal amount of the Notes may include a portion that was not purchased by investors on the Issue Date. Any unsold portion held by our affiliate(s) may affect the supply of Notes available for secondary trading and, therefore, could adversely affect the price of the Notes in the secondary market. Circumstances may occur in which our interest or those of our affiliates could be in conflict with your interests.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-6 of the prospectus supplement and on page PA-1 of the prospectus addendum and “Selected Risk Considerations” beginning on page PS-11 of this pricing supplement.

We may use this pricing supplement in the initial sale of Notes. In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market resale transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured or guaranteed by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Terms of the Notes, Continued

Contingent Coupon:

The Contingent Coupon is equal to $13.25 per $1,000 principal amount note, which is 1.325% of the principal amount per Note (5.30% per annum).

If the Closing Level of each Index on any Observation Date is equal to or greater than its respective Coupon Barrier Level, Barclays Bank PLC will pay you the Contingent Coupon applicable to such Observation Date on the related Contingent Coupon Payment Date.

If the Closing Level of either Index is less than its Coupon Barrier Level on any Observation Date, the Contingent Coupon applicable to such Observation Date will not accrue or be payable and Barclays Bank PLC will not make any payment to you on the related Contingent Coupon Payment Date.

Observation Dates:*	July 20, 2015, October 19, 2015, January 19, 2016, April 18, 2016, July 18, 2016, October 17, 2016, January 17, 2017 and the Final Valuation Date.

Contingent Coupon Payment Dates:*	With respect to any Observation Date, the fifth Business Day after such Observation Date, provided that the Contingent Coupon Payment Date with respect to the Final Valuation Date will be the Maturity Date.

Early Redemption at the Option of the Issuer:	We may redeem your Notes (in whole but not in part) at our sole discretion without your consent at the Redemption Price set forth below on any Contingent Coupon Payment Date (beginning with the Contingent Coupon Payment Date following the second Observation Date), provided that we give at least five Business Days’ prior written notice to the trustee. If we exercise our redemption option, the Contingent Coupon Payment Date on which we exercise such option will be referred to as the “Early Redemption Date”.

Redemption Price:	A cash payment equal to $1,000 per $1,000 principal amount Note that you hold, together with any Contingent Coupon that may be payable on the applicable Early Redemption Date.

Closing Level:

With respect to an Index, on any date, the official closing level of that Index published at the regular weekday close of trading on that date as displayed on the applicable Bloomberg Professional® service page noted above or any successor page on Bloomberg Professional® service or any successor service, as applicable.

In certain circumstances, the closing level of an Index will be based on the alternate calculation of the Index, as described under “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” in the accompanying prospectus supplement.

Coupon Barrier Level:	With respect to an Index, 65.00% of its Initial Level (rounded to two decimal places), as set forth in the table above.

Barrier Level:	With respect to an Index, 65.00% of its Initial Level (rounded to two decimal places), as set forth in the table above.

Reference Asset Business Day:

A day that is a scheduled trading day with respect to each Index

The term “scheduled trading day”, with respect to each Index, has the meaning set forth under “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” in the accompanying prospectus supplement.

Lesser Performing Index:	The Index with the lesser Index Return, as calculated in the manner set forth below.

Index Return:	With respect to each Index, the performance of such Index from its Initial Level to its Final Level, calculated as follows: Final Level – Initial Level Initial Level

Initial Level:	With respect to an Index, the Closing Level on the Initial Valuation Date, as set forth in the table above.

Final Level:	With respect to an Index, the Closing Level on the Final Valuation Date.

Calculation Agent:	Barclays Bank PLC

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof

CUSIP/ISIN:	06741UUP7 / US06741UUP73

*	Subject to postponement, as described under “Selected Purchase Considerations—Reference Asset Business Days and Market Disruption Events” in this pricing supplement.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this pricing supplement together with the prospectus dated July 19, 2013, as supplemented by the prospectus supplement dated July 19, 2013, the prospectus addendum dated February 3, 2015 and the index supplement dated July 19, 2013 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, the prospectus addendum and the index supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated July 19, 2013

http://www.sec.gov/Archives/edgar/data/312070/000119312513295636/d570220df3asr.htm

•	Prospectus Supplement dated July 19, 2013

http://www.sec.gov/Archives/edgar/data/312070/000119312513295715/d570220d424b3.htm

•	Prospectus Addendum dated February 3, 2015:

http://www.sec.gov/Archives/edgar/data/312070/000119312515031134/d864437d424b3.htm

•	Index Supplement dated July 19, 2013

http://www.sec.gov/Archives/edgar/data/312070/000119312513295727/d570220d424b3.htm

Our SEC file number is 1-10257. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Initial Valuation Date is based on our internal funding rates. Our estimated value of the Notes may be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Initial Valuation Date is less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes results from several factors, including any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

Our estimated value on the Initial Valuation Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Initial Valuation Date for a temporary period expected to be approximately three months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PS-11 of this pricing supplement.

CONSENT TO U.K. BAIL-IN POWERS

Under the U.K. Banking Act 2009, as recently amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power under certain conditions which, in summary, include that such authority determines that: (i) a relevant entity (such as the Issuer) is failing or is likely to fail, (ii) it is not reasonably likely that (ignoring the other stabilization powers under the U.K. Banking Act) any other action will be taken to avoid the entity’s failure, (iii) the exercise of the stabilization powers are necessary taking into account certain public interest considerations such as the stability of the U.K. financial system, public confidence in the U.K. banking system and the protection of depositors and (iv) the objectives of the resolution measures would not be met to the same extent by the winding up of the entity. Notwithstanding these conditions, there remains uncertainty regarding how the relevant U.K. resolution authority would asses these conditions in deciding whether to exercise any U.K. Bail-in Power. The U.K. Bail-in Power includes any statutory write-down and conversion power, which allows for the cancellation of all, or a portion, of any amounts payable on the Notes, including any repayment of principal and/or the conversion of all, or a portion, of any amounts payable on the Notes, including the repayment of principal, into shares or other securities or other obligations of ours or another person, including by means of a variation to the terms of the Notes. Accordingly, if any U.K. Bail-in Power is exercised you may lose all or a part of the value of your investment in the Notes or receive a different security, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise its authority to implement the U.K. Bail-in Power without providing any advance notice to the holders of the Notes.

By your acquisition of the Notes, you acknowledge, agree to be bound by, and consent to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority.

This is only a summary. For more information, please see “Selected Risk Considerations—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” in this pricing supplement and the full definition of “U.K. Bail-in Power” as well as the risk factors in the accompanying prospectus addendum.

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE ON A SINGLE CONTINGENT COUPON PAYMENT DATE

The following examples demonstrate the circumstances under which you may receive a Contingent Coupon on a hypothetical Contingent Coupon Payment Date. The numbers appearing in these tables are purely hypothetical and are provided for illustrative purposes only. These examples do not take into account any tax consequences from investing in the Notes and make the following key assumptions:

•	Initial Level of each Index: 100.00*

•	Coupon Barrier Level for each Index: 65.00

•	Contingent Coupon: 1.325% of the principal amount per Note (5.30% per annum)

*	The hypothetical Initial Level of 100.00 and the hypothetical Coupon Barrier Level of 65.00 for each Index have been chosen for illustrative purposes only. The actual Initial Level and Coupon Barrier Level for each Index are as set forth on the cover of this pricing supplement. For more information about recent levels of each Index, please see “Information Regarding the Indices” below.

Example 1: The Closing Level of each Index is greater than its Coupon Barrier Level on the relevant Observation Date.

Reference Asset	Closing Level on Relevant Observation Date
FTSE 100 Index	85.00
DAX Index	105.00

Because the Closing Level of each Index is greater than its respective Coupon Barrier Level, you will receive a Contingent Coupon of $13.25, or 1.325% of the principal amount of your Notes, on the related Contingent Coupon Payment Date.

Example 2: The Closing Level of one Reference is greater than its Coupon Barrier Level on the relevant Observation Date and the Closing Level of the other Index is less than its Coupon Barrier Level.

Reference Asset	Closing Level on Relevant Observation Date
FTSE 100 Index	105.00
DAX Index	55.00

Because the Closing Level of at least one Index is less than its Coupon Barrier Level, you will not receive a Contingent Coupon on the related Contingent Coupon Payment Date.

Example 3: The Closing Level of each Reference is less than its Coupon Barrier Level on the relevant Observation Date.

Reference Asset	Closing Level on Relevant Observation Date
FTSE 100 Index	55.00
DAX Index	45.00

Because the Closing Level of at least one Index is less than its Coupon Barrier Level, you will not receive a Contingent Coupon on the related Contingent Coupon Payment Date.

Examples 2 and 3 demonstrate that you may not receive a Contingent Coupon on a Contingent Coupon Payment Date. If the Closing Level of at least one Index is below its Coupon Barrier Level on each Observation Date, you will not receive any Contingent Coupons during the term of your Notes.

HYPOTHETICAL EXAMPLES OF CONTINGENT COUPON PAYMENTS DURING THE TERM OF THE NOTES

The following examples are purely hypothetical and are provided for illustrative purposes only. These examples are intended to illustrate the amount of Contingent Coupons that you may receive over the term of the Notes under various circumstances. The following examples do not take into account any tax consequences from investing in the Notes and make the following key assumptions:

•	Contingent Coupon: 1.325% of the principal amount per Note (5.30% per annum)

•	You hold your Notes to maturity and we do NOT exercise our option to redeem your Notes prior to maturity

Example 1: The Closing Level of at least one Index is less than its Coupon Barrier Level on some Observation Dates. The Closing Level of each Index is greater than their respective Coupon Barrier Levels on other Observation Dates.

Observation Date	Is the Closing Level of either Index Less Than its Coupon Barrier Level?	Is a Contingent Coupon Due on the Related Contingent Coupon Payment Date?	Contingent Coupon Payment (per $1,000 principal amount)
1	No	Yes	$13.25
2	Yes	No	$0.00
3	Yes	No	$0.00
4	No	Yes	$13.25
5	Yes	No	$0.00
6	No	Yes	$13.25
7	Yes	No	$0.00
8 (Final Valuation Date)	No	Yes	$13.25

The total amount of Contingent Coupons that you receive during the term of the Notes is $53.00 per $1,000 principal amount Note that you hold. This example demonstrates that you will receive a Contingent Coupon on a Contingent Coupon Payment Date only if the Closing Level of each Index is equal to or greater than its Coupon Barrier Level on the related Observation Date.

Example 2: The Closing Level of each Index on each Observation Date is equal to or greater than its respective Coupon Barrier Level.

Observation Date	Is the Closing Level of either Index Less Than its Coupon Barrier Level?	Is a Contingent Coupon Due on the Related Contingent Coupon Payment Date?	Contingent Coupon Payment (per $1,000 principal amount)
1	No	Yes	$13.25
2	No	Yes	$13.25
3	No	Yes	$13.25
4	No	Yes	$13.25
5	No	Yes	$13.25
6	No	Yes	$13.25
7	No	Yes	$13.25
8 (Final Valuation Date)	No	Yes	$13.25

The total amount of Contingent Coupons that you receive during the term of the Notes is $106.00 per $1,000 principal amount Note that you hold. This example demonstrates the maximum possible return that you may earn on their Notes.

Example 3: The Closing Level of at least one Index is less than its Coupon Barrier Level on each Observation Date.

Observation Date	Is the Closing Level of either Index Less Than its Coupon Barrier Level?	Is a Contingent Coupon Due on the Related Contingent Coupon Payment Date?	Contingent Coupon Payment (per $1,000 principal amount)
1	Yes	No	$0.00
2	Yes	No	$0.00
3	Yes	No	$0.00
4	Yes	No	$0.00
5	Yes	No	$0.00
6	Yes	No	$0.00
7	Yes	No	$0.00
8 (Final Valuation Date)	Yes	No	$0.00

The total amount of Contingent Coupons that you receive during the term of the Notes is $0.00. This example demonstrates that you may not receive any Contingent Coupons during the term of the Notes.

The examples above relate solely to the Contingent Coupon payments that you may receive during the term of the Notes and do not relate to the payment that you may receive at maturity. Regardless of any Contingent Coupons that you may receive during the term of the Notes, you may also lose some or all of the principal amount of your Notes, as described on the cover of this pricing supplement.

For examples of the payment that you may receive at maturity, please see “Hypothetical Examples of Amounts Payable at Maturity” below.

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE AT MATURITY

The following table illustrates a hypothetical range of payments that you may receive at maturity (excluding the final Contingent Coupon payment that may be due on the Notes) under various circumstances. The examples set forth below are purely hypothetical and are provided for illustrative purposes only. The numbers appearing in the following table and examples have been rounded for ease of analysis. The following examples do not take into account any tax consequences from investing in the Notes. These examples also make the following key assumptions:

•	Initial Level of each Index: 100.00*

•	Coupon Barrier Level for each Index: 65.00

•	Barrier Level for each Index: 65.00

*	The hypothetical Initial Level of 100.00, the hypothetical Coupon Barrier Level of 65.00 and the hypothetical Barrier Level of 65.00 for each Index have been chosen for illustrative purposes only. The actual Initial Level, Coupon Barrier Level and Barrier Level for each Index are as set forth on the cover of this pricing supplement.

For more information about recent levels of each Index, please see “Information Regarding the Indices” below.

Final Level		Index Return
FTSE 100 Index	DAX Index	FTSE 100 Index	DAX Index	Reference Return of the Lesser Performing Index	Payment at Maturity*
200.00	205.00	100.00%	105.00%	100.00%	$1,000.00
195.00	190.00	95.00%	90.00%	90.00%	$1,000.00
180.00	185.00	80.00%	85.00%	80.00%	$1,000.00
175.00	170.00	75.00%	70.00%	70.00%	$1,000.00
160.00	165.00	60.00%	65.00%	60.00%	$1,000.00
155.00	150.00	55.00%	50.00%	50.00%	$1,000.00
140.00	145.00	40.00%	45.00%	40.00%	$1,000.00
135.00	130.00	35.00%	30.00%	30.00%	$1,000.00
120.00	125.00	20.00%	25.00%	20.00%	$1,000.00
112.00	110.00	12.00%	10.00%	10.00%	$1,000.00
100.00	100.00	0.00%	0.00%	0.00%	$1,000.00
95.00	90.00	-5.00%	-10.00%	-10.00%	$1,000.00
80.00	102.00	-20.00%	2.00%	-20.00%	$1,000.00
110.00	70.00	10.00%	-30.00%	-30.00%	$1,000.00
65.00	75.00	-35.00%	-25.00%	-35.00%	$1,000.00
60.00	80.00	-40.00%	-20.00%	-40.00%	$600.00
75.00	50.00	-25.00%	-50.00%	-50.00%	$500.00
40.00	50.00	-60.00%	-50.00%	-60.00%	$400.00
115.00	30.00	15.00%	-70.00%	-70.00%	$300.00
20.00	55.00	-80.00%	-45.00%	-80.00%	$200.00
65.00	10.00	-35.00%	-90.00%	-90.00%	$100.00
0.00	105.00	-100.00%	5.00%	-100.00%	$0.00

*	per $1,000 principal amount Note

The following examples illustrate how the payments at maturity set forth in the table above are calculated:

Example 1: The FTSE 100 Index increases from an Initial Level of 100.00 to a Final Level of 120.00 and the DAX Index increases from an Initial Level of 100.00 to a Final Level of 125.00.

Because the FTSE 100 Index has the lower Index Return, the FTSE 100 Index is the Lesser Performing Index. Because the Final Level of the Lesser Performing Index is greater than its Initial Level (and, accordingly, greater than its Barrier Level), the investor receives a cash payment of $1,000 per $1,000 principal amount Note that they hold, plus the Contingent Coupon that will otherwise be payable on the Maturity Date.

Example 2: The FTSE 100 Index decreases from an Initial Level of 100.00 to a Final Level of 80.00 and the DAX Index increases from an Initial Level of 100.00 to a Final Level of 102.00.

Because the FTSE 100 Index has the lower Index Return, the FTSE 100 Index is the Lesser Performing Index. Because the Final Level of the Lesser Performing Index is greater than its Barrier Level, the investor receives a cash payment of $1,000 per $1,000 principal amount Note that they hold (plus the Contingent Coupon that will otherwise be payable on the Maturity Date).

Example 3: The FTSE 100 Index increases from an Initial Level of 100.00 to a Final Level of 115.00 and the DAX Index decreases from an Initial Level of 100.00 to a Final Level of 30.00.

Because the DAX Index has the lower Index Return, the DAX Index is the Lesser Performing Index. Because the Final Level of the Lesser Performing Index is less than its Barrier Level, the investor receives a payment at maturity of $300.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + [$1,000 × Index Return of the Lesser Performing Index]

$1,000 + [$1,000 × -70.00%] = $300.00

In addition, because the Final Level of at least one Index is less than its Coupon Barrier Level, no Contingent Coupon is payable on the Maturity Date.

Example 4: The FTSE 100 Index decreases from an Initial Level of 100.00 to a Final Level of 40.00 and the DAX Index decreases from an Initial Level of 100.00 to a Final Level of 50.00.

Because the FTSE 100 Index has the lower Index Return, the FTSE 100 Index is the Lesser Performing Index. Because the Final Level of the Lesser Performing Index is less than its Barrier Level, the investor receives a payment at maturity of $400.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + [$1,000 × Index Return of the Lesser Performing Index]

$1,000 + [$1,000 × -60.00%] = $400.00

In addition, because the Final Level of at least one Index is less than its Coupon Barrier Level, no Contingent Coupon is payable on the Maturity Date.

Examples 3 and 4 above demonstrate that, if we do not redeem your Notes prior to maturity, and if the Final Level of the Lesser Performing Index is less than its Barrier Level, your investment in the Notes will be fully exposed to the negative performance of the Lesser Performing Index. You will not benefit in any way from the Index Return of the other Index being higher than the Index Return of the Lesser Performing Index.

If we do not redeem your Notes prior to maturity, you may lose up to 100% of the principal amount of your Notes.

SELECTED PURCHASE CONSIDERATIONS

•	Reference Asset Business Days and Market Disruption Events—The Observation Dates (including the Final Valuation Date), the Contingent Coupon Payment Dates, the Maturity Date and the payment at maturity are subject to adjustment in the event that a scheduled Observation Date is not a Reference Asset Business Day or if a Market Disruption Event occurs with respect to either Index on a scheduled Observation Date.

If a scheduled Observation Date is not a Reference Asset Business Day, the Observation Date will be the next following Reference Asset Business Day. If the Calculation Agent determines that a Market Disruption Event occurs with respect to either Index on a scheduled Observation Date, the relevant Observation Date will be postponed. If such postponement occurs, the Closing Levels of the Indices shall be determined using the Closing Levels on the first following Reference Asset Business Day on which no Market Disruption Event occurs or is continuing with respect to either Index. In no event, however, will an Observation Date be postponed by more than five Reference Asset Business Days. If the Calculation Agent determines that a Market Disruption Event occurs or is continuing in respect of either Index on such fifth day, the Calculation Agent will determine the Closing Level of any Index unaffected by such Market Disruption Event using the Closing Level on such fifth day, and will make an estimate of the Closing Level of any Index affected by such Market Disruption Event that would have prevailed on such fifth day in the absence of such Market Disruption Event.

In the event that an Observation Date (other than the Final Valuation Date) is postponed, the applicable Contingent Coupon Payment Date will be the fifth Business Day following the relevant Observation Date, as postponed. If the final Observation Date (the Final Valuation Date) is postponed, the Maturity Date will be postponed such that the number of business days between the Final Valuation Date and the Maturity Date remains the same.

Notwithstanding anything to the contrary in the accompanying prospectus supplement, the Final Valuation Date may be postponed by up to five Reference Asset Business Days, as described above.

For a description of what constitutes a Market Disruption Event with respect to an Index, see “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” in the prospectus supplement.

•	Adjustments to the Indices—The Indices are subject to adjustment in various circumstances, as described under “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index” in the accompanying prospectus supplement.

•	Downside Exposure to the Indices—The FTSE 100 Index is a market-capitalization weighted index of the 100 largest U.K. blue-chip companies traded on the London Stock Exchange. The DAX Index reflects the segment of blue-chips admitted to the “Prime Standard Segment” of European markets and comprises the 30 largest and most actively traded companies that are listed on the Frankfurt Stock Exchange. For more information about the FTSE 100 Index, please see “Information Regarding the Indices” below and “Non-Proprietary Indices—Equity Indices—FTSE® 100 Index” in the accompanying index supplement. For more information about the DAX Index, please see “Information Regarding the Indices” below.

•	Material U.S. Federal Income Tax Considerations—The material tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. Except as noted under “Non-U.S. Holders” below, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Notes in the initial issuance of the Notes). In addition, this discussion does not apply to you if you purchase your Notes for less than the principal amount of the Notes.

The U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a contingent income-bearing derivative contract with respect to the Indices.

If your Notes are properly treated as a contingent income-bearing derivative contract, you will likely be taxed on any Contingent Coupons you receive on the Notes as ordinary income in accordance with your regular method of accounting for U.S. federal income tax purposes. In addition, you should recognize gain or loss upon the sale, redemption or maturity of your Notes in an amount equal to the difference (if any) between the amount you receive at such time and your tax basis in the Notes. Except as described below, such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year, and otherwise should generally be short-term capital gain or loss. Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income. However, it is possible that you should recognize ordinary income upon the sale of your Notes to the extent a portion of the sale proceeds relates to accrued Contingent Coupons that you have not yet included in ordinary income. Any character mismatch arising from your inclusion of ordinary income in respect of any Contingent Coupons and capital loss (if any) upon the sale, redemption or maturity of your Notes may result in adverse tax consequences to you because an investor’s ability to deduct capital losses is subject to significant limitations.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above. This opinion assumes that the description of the terms of the Notes in this pricing supplement is materially correct.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW YOUR NOTES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF INVESTING IN THE NOTES.

Alternative Treatments. As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect. Other alternative treatments for your Notes may also be possible under current law. For example, it is possible that the Notes could be treated as debt instruments subject to the special tax rules governing contingent payment debt instruments. Under the contingent payment debt instrument rules, you generally would be required to accrue interest on a current basis in respect of the Notes over their term based on the comparable yield and projected payment schedule for the Notes and pay tax accordingly, even though these amounts may exceed the Contingent Coupons (if any) that are paid on the Notes. You would also be required to make adjustments to your accruals if the actual amounts that you receive in any taxable year differ from the amounts shown on the projected payment schedule. In addition, any gain you may recognize on the sale, redemption or maturity of the Notes would be taxed as ordinary interest income and any loss you may recognize on the sale, redemption or maturity of the Notes would generally be ordinary loss to the extent of the interest you previously included as income without an offsetting negative adjustment and thereafter would be capital loss. You should consult your tax advisor as to the special rules that govern contingent payment debt instruments.

It is also possible that your Notes could be treated as an investment unit consisting of (i) a debt instrument that is issued to you by us and (ii) a put option in respect of the Indices that is issued by you to us. You should consult your tax advisor as to the possible consequences of this alternative treatment.

For a further discussion of the tax treatment of your Notes and the Contingent Coupons to be paid on the Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Derivative Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this pricing supplement.

Non-U.S. Holders. Barclays currently does not withhold on payments to non-U.S. holders in respect of instruments such as the Notes. However, if Barclays determines that there is a material risk that it will be required to withhold on any such payments, Barclays may withhold on any Contingent Coupons at a 30% rate, unless you have provided to Barclays (i) a valid Internal Revenue Service Form W-8ECI or (ii) a valid Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E claiming tax treaty benefits that reduce or eliminate withholding. If Barclays elects to withhold and you have provided Barclays with a valid Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E claiming tax treaty benefits that reduce or eliminate withholding, Barclays may nevertheless withhold up to 30% on any Contingent Coupons it pays to you if there is any possible characterization of the payments that would not be exempt from withholding under the treaty. Non-U.S. holders will also be subject to the general rules regarding information reporting and backup withholding as described under the heading “Certain U.S. Federal Income Tax Considerations—Information Reporting and Backup Withholding” in the accompanying prospectus supplement.

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Indices or the underlying components of the Indices. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, prospectus addendum and index supplement, including the risk factors discussed under the following headings of the prospectus supplement (unless otherwise noted):

•	“Risk Factors—Risks Relating to All Securities”;

•	“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”;

•	“Risk Factors—Additional Risks Relating to Securities with More Than One Reference Asset, Where the Performance of the Security Is Based on the Performance of Only One Reference Asset”;

•	“Risk Factors—Additional Risks Relating to Securities with a Barrier Percentage or a Barrier Level”;

•	“Risk Factors—Additional Risks Relating to Securities Which We May Call or Redeem (Automatically or Otherwise);

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”; and

•	“Risk Factors—Under The Terms of the Notes, You Have Agreed To Be Bound By The Exercise of Any U.K. Bail-in Power By The Relevant U.K. Resolution Authority” (in the accompanying prospectus addendum).

In addition to the risks described above, you should consider the following:

•	Your Investment in the Notes May Result in a Significant Loss—The Notes do not guarantee any return of principal. The payment at maturity depends on whether the Final Level of the Lesser Performing Index is less than its respective Barrier Level. If the Final Level of the Lesser Performing Index is less than its Barrier Level, your Notes will be fully exposed to the decline of such Index from its Initial Level to its Final Level and you will lose some or all of your principal. You may lose up to 100% of your investment in the Notes.

•	Potential Return Limited to the Contingent Coupons—The positive return on the Notes is limited to the Contingent Coupons, if any, that may be due during the term of the Notes. You will not participate in any appreciation in the level of either Index and you will not receive more than the principal amount of your Notes at maturity (plus a Contingent Coupon if one is payable in respect of the Final Valuation Date) even if the Index Return of one or both Indices is positive.

•	You May Not Receive any Contingent Coupon Payments on the Notes—You will receive a Contingent Coupon on a Contingent Coupon Payment Date only if the Closing Level of each Index on the related Observation Date is equal to or greater than its respective Coupon Barrier Level. If the Closing Level of either Index on an Observation Date is less than its Coupon Barrier Level, you will not receive a Contingent Coupon on the related Contingent Coupon Payment Date. If the Closing Level of at least one Index is less than its respective Coupon Barrier Level on each Observation Date, you will not receive any Contingent Coupons during the term of the Notes.

•	Potential Early Exit—While the original term of the Notes is as indicated on the cover of this pricing supplement, we may redeem your Notes (in whole but not in part) at our sole discretion without your consent at the Redemption Price on any Contingent Coupon Payment Date, beginning with the Contingent Coupon Payment Date following the second Observation Date. As such, the term of the Notes may be as short as approximately six months.

The Redemption Price that you receive on any Early Redemption Date, together with any Contingent Coupons that you may have received on prior Contingent Coupon Payment Dates, may be less than aggregate amount of payments that you would have received had you held your Notes to the scheduled maturity. You may not be able to reinvest any amounts received on the Early Redemption Date in a comparable investment with similar risk and yield. No additional payments will be due after the Early Redemption Date. Our right to redeem the Notes may also adversely impact your ability to sell your Notes and the price at which they may be sold.

•	Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any Contingent Coupons and any payment upon early redemption or at maturity, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•	You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority—Under the U.K. Banking Act 2009, as recently amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power under certain conditions which, in summary, include that such authority determines that: (i) a relevant entity (such as the Issuer) is failing or is likely to fail, (ii) it is not reasonably likely that (ignoring the other stabilization powers under the U.K. Banking Act) any other action will be taken to avoid the entity’s failure, (iii) the exercise of the stabilization powers are necessary taking into account certain public interest considerations such as the stability of the U.K. financial system, public confidence in the U.K. banking system and the protection of depositors and (iv) the objectives of the resolution measures would not be met to the same extent by the winding up of the entity. Notwithstanding these conditions, there remains uncertainty regarding how the relevant U.K. resolution authority would assess these conditions in deciding whether to exercise any U.K. Bail-in Power. The U.K. Bail-in Power includes any statutory write-down and conversion power which allows for the cancellation of all, or a portion, of any amounts payable on the Notes, including any repayment of principal and/or the conversion of all, or a portion, of any amounts payable on the Notes, including the repayment of principal, into shares or other securities or other obligations of ours or another person, including by means of a variation to the terms of the Notes. Accordingly, if any U.K. Bail-

in Power is exercised you may lose all or a part of the value of your investment in the Notes or receive a different security, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise its authority to implement the U.K. Bail-in Power without providing any advance notice to the holders of the Notes.

By your acquisition of the Notes, you acknowledge, agree to be bound by, and consent to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the indenture relating to the Notes) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. Accordingly, your rights as a holder of the Notes are subject to, and will be varied, if necessary, so as to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. Please see “Consent to U.K. Bail-in Powers” in this pricing supplement and the risk factors in the accompanying prospectus addendum for more information.

•	If Your Notes are not Redeemed by Us Prior to Maturity, the Payment at Maturity is not Based on the Level of either Index at any Time Other than the Closing Level of the Lesser Performing Index on the Final Valuation Date—The Final Levels and Index Returns of the Indices (and, accordingly, the Index Return of the Lesser Performing Index) will be based solely on the Closing Levels of the Indices on the Final Valuation Date. Accordingly, if the level of the Lesser Performing Index dropped precipitously on the Final Valuation Date, the payment at maturity that you will receive, if any, will be significantly less than it would have been had your payment at maturity been linked to the level of such Index at a time prior to such drop.

If your Notes are not called prior to maturity, your payment at maturity will be based solely on the Index Return of the Lesser Performing Index. If the Final Level of the Lesser Performing Index is less than the Barrier Level applicable to such Index, you will lose some or all of your investment in the Notes. Your losses will not be limited in any way by virtue of the Index Return of the other Index being higher than the Index Return of the Lesser Performing Index.

•	Non-U.S. Securities Markets Risks—The component stocks of each Index are issued by foreign companies in foreign securities markets. These stocks may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks which may have a negative impact on the performance of the financial products linked to either or both Indices, which may have an adverse effect on the Notes. Also, the public availability of information concerning the issuers of the component stocks of the Indices will vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the issuers of such component stocks may be subject to accounting, auditing and financial reporting standards and requirement that differ from those applicable to United States reporting companies.

•	The Notes are Subject to Currency Exchange Rate Risk—The component stocks of each Index are traded and quoted in foreign currencies on non-U.S. markets. Therefore, holders of the Notes will be exposed to currency exchange rate risk with respect to the currencies in which the stocks comprising the Indices are denominated. Currency exchange rates may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the United States, foreign governments, central banks or supranational entities, the imposition of currency controls or other national or global political or economic developments. If the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Notes, you will not receive any additional payment or incur any reduction in your payment at maturity. If the value of the currencies in which the components of either or both of the Indices are denominated strengthens against the U.S. dollar during the term of your Notes, you may not obtain the benefit of that increase, which you would have had you owned directly the securities included in either such Index.

•	No Dividend Payments or Voting Rights—As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the stocks comprising either Index would have.

•	Historical Performance of the Indices Should Not Be Taken as Any Indication of the Future Performance of the Indices Over the Term of the Notes—The historical performance of an Index is not an indication of the future performance of that Index over the term of the Notes. The historical correlation between the Indices is not an indication of the future correlation between them over the term of the Notes. Therefore, the performance of the Indices individually or in comparison to each other over the term of the Notes may bear no relation or resemblance to the historical performance of either Index.

•	The Estimated Value of Your Notes is Lower Than the Initial Issue Price of Your Notes—The estimated value of your Notes on the Initial Valuation Date is lower than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is a result of certain factors, such as any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

•	The Estimated Value of Your Notes Might be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market—The estimated value of your Notes on the Initial Valuation Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated value referenced above might be lower if such estimated value was based on the levels at which our benchmark debt securities trade in the secondary market.

•	The Estimated Value of the Notes is Based on Our Internal Pricing Models, Which May Prove to be Inaccurate and May be Different from the Pricing Models of Other Financial Institutions—The estimated value of your Notes on the Initial Valuation Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

•	The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if any, and Such Secondary Market Prices, If Any, Will Likely be Lower Than the Initial Issue Price of Your Notes and Maybe Lower Than the Estimated Value of Your Notes—The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the maturity date could result in a substantial loss to you.

•	The Temporary Price at Which We May Initially Buy The Notes in the Secondary Market And the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative of Future Prices of Your Notes—Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Initial Valuation Date, as well as the secondary market value of the Notes, for a temporary period after the initial issue date of the Notes. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

•	We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest—We and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation. Additionally, the role played by Barclays Capital Inc., as a dealer in the Notes, could present it with significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell these Notes instead of other investments. We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes. Furthermore, we and our affiliates make markets in and trade various financial instruments or products for their own accounts and for the account of their clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, instruments or assets that may serve as the underliers, basket underliers or constituents of the underliers of the Notes. Such market making, trading activities, other investment banking and financial services may negatively impact the value of the Notes. Furthermore, in any such market making, trading activities, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities.

•	Additional Potential Conflicts—In addition to the variety of roles that we and our affiliates play in connection with the issuance of the Notes described above, we also act as calculation agent and may enter into transactions to hedge our obligations under the Notes. In performing these varied duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

In addition, Barclays Wealth and Investment Management, the wealth management division of Barclays Capital Inc., may arrange for the sale of the Notes to certain of its clients. In doing so, Barclays Wealth and Investment Management will be acting as agent for Barclays Bank PLC and may receive compensation from Barclays Bank PLC in the form of discounts and commissions for any such sales. The role of Barclays Wealth and Investment Management as a provider of certain services to such customers and as agent for Barclays Bank PLC in connection with the distribution of the Notes to investors may create a potential conflict of interest, which may be adverse to such clients. Barclays Wealth and Investment Management is not acting as your agent or investment adviser, and is not representing you in any capacity with respect to any purchase of Notes by you. Barclays Wealth and Investment Management is acting solely as agent for Barclays Bank PLC. If you are considering whether to invest in the Notes through Barclays Wealth and Investment Management, we strongly urge you to seek independent financial and investment advice to assess the merits of such investment.

•	Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. or one or more of our other affiliates may at any time hold unsold inventory (as described on the cover of this pricing supplement), which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•	Suitability of the Notes for Investment—You should reach a decision whether to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this pricing supplement, the prospectus supplement, the index supplement and the prospectus. Neither the Issuer nor any dealer participating in the offering makes any recommendation as to the suitability of the Notes for investment.

•	Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes at a rate that may exceed the Contingent Coupons (if any) that you receive on the Notes and whether all or part of the gain you may recognize upon the sale, redemption or maturity of an instrument such as the Notes should be treated as ordinary income. Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case (i) require you to accrue income in respect of the Notes even if you do not receive any payments with respect to the Notes until redemption or maturity and (ii) require you to accrue income in respect of the Notes in excess of any Contingent Coupons received on the Notes. The outcome of this process is uncertain. In addition, any character mismatch arising from your inclusion of ordinary income in respect of any Contingent Coupons and capital loss (if any) upon the sale, redemption or maturity of your Notes may result in adverse tax consequences to you because an investor’s ability to deduct capital losses is subject to significant limitations. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

•	Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the levels of the Indices on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Indices and the common stocks underlying the Indices;

•	the time to maturity of the Notes;

•	the market price and dividend rate on the common stocks underlying the Indices;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events;

•	supply and demand for the Notes; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

INFORMATION REGARDING THE INDICES

The FTSE® 100 Index

As noted above, the FTSE 100 Index is a market-capitalization weighted index of the 100 largest U.K. blue-chip companies traded on the London Stock Exchange.

For additional information about the FTSE 100 Index, the index sponsor and license agreement between the index sponsor and the issuer, as well as certain risk factors that you should consider, see “Non-Proprietary Indices—Equity Indices—FTSE® 100 Index” and “Risk Factors” on page IS- on page IS-9 and IS-2, respectively, in the accompany index supplement.

Historical Performance of the FTSE 100 Index

You should not take the historical levels of the FTSE 100 Index as an indication of the future performance of the FTSE 100 Index. The level of the FTSE 100 Index has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the level during any period shown below is not an indication that the FTSE 100 Index is more or less likely to increase or decrease at any time during the life of the Notes.

Neither we nor any of our affiliates make any representation to you as to the performance of the FTSE 100 Index. The actual performance of the FTSE 100 Index over the life of the Notes, as well as the payment at maturity, may bear little relation to the historical levels shown below.

The table below shows the high, low and final Closing Level of the FTSE 100 Index for each of the four calendar quarters in 2008, 2009, 2010, 2011, 2012, 2013 and 2014 and for the first and second calendar quarters of 2015 (through April 17, 2015). We obtained the Closing Levels listed in the table below and shown in the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

Period/Quarter Ended	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2008	6,479.40	5,414.40	5,702.10
June 30, 2008	6,376.50	5,518.20	5,625.90
September 30, 2008	5,636.60	4,818.77	4,902.45
December 31, 2008	4,980.25	3,780.96	4,434.17
March 31, 2009	4,638.92	3,512.09	3,926.14
June 30, 2009	4,506.19	3,925.52	4,249.21
September 30, 2009	5,172.89	4,127.17	5,133.90
December 31, 2009	5,437.61	4,988.70	5,412.88
March 31, 2010	5,727.65	5,060.92	5,679.64
June 30, 2010	5,825.01	4,914.22	4,916.87
September 30, 2010	5,602.54	4,805.75	5,548.62
December 31, 2010	6,008.92	5,528.27	5,899.94
March 31, 2011	6,091.33	5,598.23	5,908.76
June 30, 2011	6,082.88	5,674.38	5,945.71
September 30, 2011	6,054.55	5,007.16	5,128.48
December 31, 2011	5,713.82	4,944.44	5,572.28
March 31, 2012	5,965.58	5,612.26	5,768.45
June 30, 2012	5,874.89	5,260.19	5,571.15
September 30, 2012	5,915.55	5,498.32	5,742.07
December 31, 2012	5,961.59	5,605.59	5,897.81
March 31, 2013	6,529.41	6,027.37	6,411.74
June 30, 2013	6,840.27	6,029.10	6,215.47
September 30, 2013	6,681.98	6,229.87	6,462.22
December 31, 2013	6,777.70	6,337.91	6,749.09
March 31, 2014	6,865.86	6,449.27	6,598.37
June 30, 2014	6,878.49	6,541.61	6,743.94
September 30, 2014	6,877.97	6,567.36	6,622.72
December 31, 2014	6,750.76	6,182.72	6,566.09
March 31, 2015	7,037.67	6,366.51	6,773.04
April 17, 2015*	7,096.78	6,809.50	6,994.63

*	For the period beginning on April 1, 2015 and ending on April 17, 2015

The following graph sets forth the historical performance of Index the based on daily Closing Levels from January 1, 2008 through April 17, 2015. The Closing Level of the FTSE 100 Index on April 17, 2015 was 6,994.63.

Historical Performance of the FTSE® 100 Index

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

The DAX® Index

General

We have derived all information contained in this pricing supplement regarding the DAX Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, Deutsche Börse AG (“Deutsche Börse”).

The DAX Index is calculated, maintained and published by Deutsche Börse. Deutsche Börse has no obligation to continue to publish, and may discontinue publication of, the DAX Index. A The DAX Index is reported by Bloomberg L.P. under the ticker symbol “DAX.”

Decisions concerning the way the DAX Index is calculated, as well as its compilation, are made by Deutsche Börse in consultation with its Working Committee for Equity Indices (the “Committee”), which is comprised of several participating financial institutions. The Committee usually meets on the third trading day in each May, June, September and December. The Committee advises on all issues relating to the DAX Index and recommends measures that are necessary to ensure the relevance of the index range and the correctness and transparency of the index calculation process. Any final decisions regarding the composition of and possible modifications to the DAX Index are made exclusively by Deutsche Börse.

The DAX Index reflects the segment of blue chips admitted to the Prime Standard Segment of European markets and comprises the thirty largest and most actively traded companies that are listed on the Frankfurt Stock Exchange. The DAX Index is open to companies organized under German law or to companies with operating headquarters in Germany with a major share of their stock exchange turnover at the Frankfurt Stock Exchange and organized in the European Union or in a European Free Trade Association (EFTA) State. To be listed in the Prime Standard for Deutsche Börse indices, a company must meet minimum statutory requirements, which include the regular publication of financial reports, and must satisfy additional transparency requirements. The reference date of the DAX Index is December 30, 1987.

The DAX Index is capital-weighted, meaning the weight of any individual issue is proportionate to its respective share in the overall capitalization of all index component issuers. The weight of any single company is capped at 10% of the Index capitalization, measured quarterly. Weighting is based exclusively on the free float portion of the issued share capital of any class of shares involved. Both the number of shares included in the issued share capital and the free float factor are updated on one day each quarter. The DAX Index is calculated with the “Laspeyres formula”, which measures price changes against a fixed base quantity weight. The DAX Index is a “total return” index, which means that the index calculation includes a notional reinvestment of all income from dividend and bonus payments in the index portfolio.

Additional information regarding the DAX Index is available on the Deutsche Börse website at www.dax-indices.com. Information on the Deutsche Börse is not incorporated by reference in and is not a part of this pricing supplement.

Index Methodology

For the determination of the free float portion used to weight a company’s class of shares in the DAX Index and for the ranking lists, the following definition applies:

1.	All shareholdings of an owner which, on an accumulated basis, account for at least 5% of a company’s share capital attributed to a class of shares are considered to be non-free float. Shareholdings of an owner also include shareholdings:

•	held by the family of the owner (as defined by Section 15a of the German Securities Trading Act (WpHG) (the “GSTA”)

•	for which a pooling has been arranged in which the owner has an interest

•	managed or kept in safe custody by a third party account of the owner

•	held by a company which the owner controls (as defined by Section 22(3) of the GSTA)

2.	The definition of “non-free float”—irrespective of the size of a shareholding—covers any shareholding of an owner that is subject to a statutory or contractual qualifying period of at least six months with regard to its disposal by the owner. This applies only during the qualifying period. Shareholdings defined by clause 1 above are counted as shareholdings for the calculation according to such clause. Shares held by the issuing company (treasury shares) are always considered as block holdings and are not part of the free float of the share class.

3.	As long as the size of such a shareholding does not exceed 25% of a company’s share capital, the definition of free float includes all shareholdings held by:

•	asset managers and trust companies;

•	investment funds and pension funds; and

•	capital investment companies or foreign investment companies in their respective special fund assets with the purpose of pursuing short-term investment strategies. Such shares, for which the acquirer has at the time of purchase clearly and publicly stated that strategic goals are being pursued and that the intention is to actively influence the company policies and ongoing business of the company, are not considered as such a short-term investment. In addition, shares having been acquired through a public purchase offer are not considered as short-term investment. This does not apply to shareholdings managed or held in safe custody according to clause 1 above, or to venture capital companies, or other assets serving similar purposes. The shareholdings as defined by clause 1 above are not counted as shareholdings for the calculation according to such clause.

4.	In the case of an ongoing takeover, shares that are under the control of the overtaking companies via derivatives will also be considered for the determination of the stock’s free float. The derivatives need to be subject to registration according to legislation in the GSTA and the German Securities Acquisition and Takeover Act.

The various criteria in clauses 1 through 4 above are also fully applied to classes of shares that are subject to restrictions of ownership. For the purpose of determining the free float as described above, each ISIN under which shares are traded is considered a separate share class.

Eligibility Requirements

To be included or to remain in the DAX Index, companies have to satisfy certain prerequisites. All classes of the company’s shares must:

•	be listed in the Prime Standard segment; and

•	be traded continuously on Xetra® (“Xetra”), an electronic trading system based in Frankfurt, originally developed for the Frankfurt Stock Exchange and operated by Deutsche Börse; and

•	show a free float portion of at least 10%.

If, for any company, more than one class of shares fulfils the above criteria, only the respective larger or more liquid class can be included in the DAX Index. Moreover, as described above, companies must either:

•	have their headquarters (or operating headquarters) in Germany; or

•	have a major share of the stock exchange turnover at the Frankfurt Stock Exchange and their juristic headquarters in the European Union or in an EFTA state.

Operating headquarters is defined as the location of management or company administration, in part or in full. If a company has its operating headquarters in Germany, but not its registered office, this must be publicly identified by the company. The major trading turnover requirement is met if at least 33% of aggregate turnover inside the EU or in an EFTA state over the preceding twelve months took place on the Frankfurt Stock Exchange, including Xetra. The total aggregate turnover per company includes the trading turnover generated for all listings of this company on regulated exchanges or multilateral trading facilities inside the EU or in an EFTA state.

To preserve the character of the DAX Index, Deutsche Börse reserves the right to exclude certain companies from the index in coordination with the Committee. Possible reasons for such exclusion could be that the company is a foreign holding company with headquarters in Germany, but a clear focus on business activities abroad.

For companies already part of the DAX Index, the above paragraph does not apply.

Companies that satisfied the prerequisites listed above are selected for inclusion in the Index according exclusively to the following two key criteria:

•	order book turnover on Xetra and in Frankfurt floor trading (within the preceding twelve months); and

•	free float market capitalization (determined using the average of the volume-weighted average price of the last 20 trading days prior to the last day of the month) on the last trading day of each month.

Taking these criteria into account, the Committee submits proposals to Deutsche Börse to leave the current index composition unchanged or to effect changes. The final decision as to whether or not to replace an index component issue is taken by Deutsche Börse. These decisions will be directly reflected in the respective rankings.

Adjustments to Index Components

Ordinary adjustments to the Index are each year in September, based on the following criteria:

•	Regular Exit (40/40 rule): an index component issue is removed from the Index if its ranking in either exchange turnover or market capitalization is worse than 40, provided that there is an advancing issue ranking 35 or better in both criteria.

•	Regular Entry (30/30 rule): a company can be included in the index if it ranks 30 or better in both exchange turnover and market capitalization, provided there is an index component with a ranking worse than 35 in at least one criterion.

The DAX Index is also reviewed in each March, June, September and December based on the following criteria:

•	Fast Exit (45/45 rule): an index component is removed if its ranking in either exchange turnover or market capitalization is worse than 45, provided that an advancing issue ranks 35 or better in both criteria (35/35). If no such issue exists, the successor is determined by applying the criteria (35/40) and (35/45) successively. If no suitable issue can be found, no substitution will be carried out.

•	Fast Entry (25/25 rule): a share outside the DAX Index can be included if it ranks 25 or better in both exchange turnover and market capitalization. In return, the index component issue with a ranking worse than 35 in one criterion and the lowest market capitalization is removed. Where no such issue exists, the respective component issue with the lowest market capitalization is removed instead.

In cases where there are several companies meeting the criteria for any of the above rules, the best and worst candidates according to market capitalization are included or removed from the Index, respectively. In exceptional cases, including takeovers announced at short notice or significant changes in a company’s free float, the Board may—in agreement with the Committee—deviate from these rules.

Based on the rankings and further criteria involved, the Committee recommends in these cases if—and if so, against which issuer—such company is to be admitted to the Index.

In addition, extraordinary adjustments to the index composition have to be performed, regardless of the “fast-exit” or “fast-entry” rules, upon occurrence of specific events, such as insolvency or in the case of mergers or acquisitions. In addition, a company can be removed immediately if its index weight based on the actual market capitalization exceeds 10% and its annualized 30-day volatility exceeds 250%. The relevant figures are published by Deutsche Börse on a daily basis. Deutsche Börse, in consultation with the Committee, may decide on the removal and may replace the company two full trading days after the announcement.

Disclaimer

We have entered into non-exclusive license agreement with Deutsche Börse, whereby we, in exchange for the fee, are licensed to use the DAX Index in connection with the Notes.

The Notes are not sponsored, promoted, distributed or in any other manner supported by Deutsche Börse. Deutsche Börse does not give any explicit or implicit warranty or representation regarding the results to be derived from the use of the DAX Index. Neither the publication of the DAX Index by Deutsche Börse nor the granting of any right to use the DAX Index or the DAX® trademark in connection with the Notes or other securities or financial products that are derived from the DAX Index represents a recommendation by Deutsche Börse for a capital investment or contains in any manner a warranty or opinion by Deutsche Börse with respect to the attractiveness on an investment in the Notes.

Historical Performance of the DAX Index

You should not take the historical levels of the DAX Index as an indication of the future performance of the DAX Index. The level of the DAX Index has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the level of the DAX Index during any period shown below is not an indication that the DAX Index is more or less likely to increase or decrease at any time during the life of the Notes.

Neither we nor any of our affiliates make any representation to you as to the performance of the DAX Index. The actual performance of the DAX Index over the life of the Notes, as well as the payment at maturity, may bear little relation to the historical levels shown below.

The table below shows the high, low and final Closing Level of the DAX Index for each of the four calendar quarters in 2008, 2009, 2010, 2011, 2012, 2013 and 2014 and for the first and second calendar quarters of 2015 (through April 17, 2015). We obtained the Closing Levels listed in the table below and shown in the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

Period/Quarter Ended	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2008	7,949.11	6,182.30	6,534.97
June 30, 2008	7,225.94	6,418.32	6,418.32
September 30, 2008	6,609.63	5,807.08	5,831.02
December 31, 2008	5,806.33	4,127.41	4,810.20
March 31, 2009	5,026.31	3,666.41	4,084.76
June 30, 2009	5,144.06	4,131.07	4,808.64
September 30, 2009	5,736.31	4,572.65	5,675.16
December 31, 2009	6,011.55	5,353.35	5,957.43
March 31, 2010	6,156.85	5,434.34	6,153.55
June 30, 2010	6,332.10	5,670.04	5,965.52
September 30, 2010	6,351.60	5,816.20	6,229.02
December 31, 2010	7,077.99	6,134.21	6,914.19
March 31, 2011	7,426.81	6,513.84	7,041.31
June 30, 2011	7,527.64	7,026.85	7,376.24
September 30, 2011	7,471.44	5,072.33	5,502.02
December 31, 2011	6,346.19	5,216.71	5,898.35
March 31, 2012	7,157.82	6,017.23	6,946.83
June 30, 2012	7,056.65	5,969.40	6,416.28
September 30, 2012	7,451.62	6,387.57	7,216.15
December 31, 2012	7,672.10	6,950.53	7,612.39
March 31, 2013	8,058.37	7,581.18	7,795.31
June 30, 2013	8,530.89	7,459.96	7,959.22
September 30, 2013	8,694.18	7,806.00	8,594.40
December 31, 2013	9,589.39	8,516.69	9,552.16
March 31, 2014	9,742.96	9,017.79	9,555.91
June 30, 2014	10,028.80	9,173.71	9,833.07
September 30, 2014	10,029.43	9,009.32	9,474.30
December 31, 2014	10,087.12	8,571.95	9,805.55
March 31, 2015	12,167.72	9,469.66	11,966.17
April 17, 2015*	12,374.73	11,688.70	11,688.70

*	For the period beginning on April 1, 2015 and ending on April 17, 2015

The following graph sets forth the historical performance of DAX Index the based on daily Closing Levels from January 1, 2008 through April 17, 2015. The Closing Level of the DAX Index on April 17, 2015 was 11,688.70.

Historical Performance of the DAX® Index

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

SUPPLEMENTAL PLAN OF DISTRIBUTION

We have agreed to sell to Barclays Capital Inc. (the “Agent”), and the Agent has agreed to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of this pricing supplement. The Agent commits to take and pay for all of the Notes, if any are taken.